Exhibit 10.1

Montreal, January February 27, 2003

Keystone Mines Limited
Stéphane Solis, President & CEO
4710, St-Ambroise, Suite 224A
Montreal, QC
H4C 2C7

Object: Payment of a Notes of US$500,000 to Capex Investments Limited

Dear Mr. Solis:

As discussed, for the payment of the Promissory Notes issued on January 7, 2003 by Keystone Mines Limited to Capex Investments Limited as partial payment for the purchase all assets related to the C-Chip technology, which was extended on January 28, 2003 to the earlier of a closing of a private placement or to February 28, 2003, Capex Investments Limited hereby agrees to extend further the due payment date of the above Promissory Notes to the earlier of either May 31, 2003 or on the day of a closing of a private placement by Keystone Mines Limited.

Sincerely,

/s/ Robert Clarke
Capex Investments Limited

If you agree to the above, please sign below.

/s/ Stéphane Solis
Keystone Mines Limited,
Stéphane Solis, President & CEO